ARTICLES OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                                       OF
                          ENERGY CORPORATION OF AMERICA

     Pursuant to the provisions of Section 31, Article 1, Chapter 31 of the West Virginia Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation, FILED IN DUPLICATE:
     First:          The  name  of  the  corporation  is  Energy  Corporation of
America  ("ECA").
     Second: The following amendment to the Articles of Incorporation was adopted by the board of directors of the corporation on the 10th day of December, 1998, in the manner provided by Section 107(a), Article 1, Chapter 31 of the Code of West Virginia:
     Article VI of the Articles of Incorporation of ECA is hereby amended to delete the provisions of the amendment filed on August 21, 1998 and to substitute in its place the following:
     (a) A new class of stock is created and known as "Class A Stock". ECA is authorized to issue One Hundred Thousand (100,000) shares of said Class A Stock; however, in no event shall Class A Stock be greater than ten percent (10%) of the total ownership of the corporation. The newly created Class A Stock shall be in addition to the existing authorized shares of common stock.
     (b) After giving effect to the creation of said Class A Stock, the aggregate number of shares of stock that ECA has the authority to issue is Two Million One Hundred Thousand (2,100,000) shares, consisting of Two Million (2,000,000) shares of voting common stock, all of such shares having a par value of One Dollar ($1.00) per share, and One Hundred Thousand (100,000) shares of nonvoting Class A Stock, all of such shares without par value.
          (c) The present stated capital of ECA of Two Million Dollars ($2,000,000.00) shall remain unchanged by virtue of this Amendment.
          (d) Shares of Class A Stock may be purchased by parties and on terms only as specifically permitted by the Board of Directors of ECA. The Board of Directors shall administer the Class A Stock ownership and shall establish the terms, conditions and restrictions of ownership, which the Board may amend or modify from time to time as necessary or convenient.
          (e) Voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the common stock and, except as otherwise required by law, the holders of Class A Stock shall not have any voting power or be entitled to receive any notice of meetings of shareholders.
          (f) The creation of said Class A Stock does not modify or enlarge any employee's right to employment with ECA or its subsidiaries. The purchase of said Class A Stock does not in any way alter the "at-will" nature of any employee's employment with ECA or its subsidiaries.
     Third:          The  above Amendment was adopted by the stockholders of ECA at a special meeting of said stockholders held on December 10, 1998. At the time of the adoption of the Amendment, ECA had six hundred fifty eight thousand nine hundred sixty five (658,965) shares of common stock issued and outstanding, all of which such shares were entitled to vote on the Amendment. The holders of the common stock were entitled to vote in a class. The resolutions adopting the Amendment received the affirmative vote of the majority of the shares entitled to vote on such Amendment in the class. ECA also had thirteen thousand four hundred eighty nine (13,489) shares of Class A common stock issued and outstanding, all of which shares were entitled to vote on the amendment. The holders of the Class A common stock were entitled to vote in a class. The resolutions adopting the Amendment received the affirmative vote of the majority of the shares entitled to vote on such Amendment in the class.
     We, the undersigned, for the purpose of amending the Articles of Incorporation under the laws of the State of West Virginia, do hereby file this Amendment to the Articles of Incorporation, and we accordingly hereunto set our hands this 10th day of December, 1998.


                                    ENERGY  CORPORATION  OF  AMERICA


                                By:     /s/  John  Mork
                                    ------------------------------
                                         John  Mork
                               Its: President  and  Chief Executive Officer


                                By:     /s/  Donald  C.  Supcoe
                                    ------------------------------
                                         Donald  C.  Supcoe
                               Its:  Secretary

STATE  OF  COLORADO,

COUNTY  OF  DENVER,  To-wit:

     I, Julie Ann Kitano, a Notary Public in and for the State and County aforesaid, do hereby certify that John Mork, President of Energy Corporation of America, whose name is signed to the writing above, has this day acknowledged the same before me to be the act and deed of said corporation.
     Given  under  my  hand  this  9th  day  of  December,  1998.

     My  commission  expires  April  26,  2002.


                                             /s/  Julie  Ann  Kitano
                                             -----------------------
(Affix  Seal)                                   Notary  Public

STATE  OF  COLORADO,

COUNTY  OF  DENVER,  To-wit:

     I, Julie Ann Kitano, a Notary Public in and for the State and County aforesaid, do hereby certify that Donald C. Supcoe, Secretary of Energy Corporation of America, whose name is signed to the writing above, has this day acknowledged the same before me to be the act and deed of said corporation.
     Given  under  my  hand  this  9th  day  of  December,  1998.

     My  commission  expires  April  26,  2002.


                                             /s/  Julie  Ann  Kitano
                                             -----------------------
(Affix  Seal)                                   Notary  Public

These  Articles  of  Amendment  Prepared  By:
Tammy  J.  Owen
Goodwin  &  Goodwin,  LLP
P.  O.  Box  2107
Charleston,  West  Virginia  25328